FOR IMMEDIATE RELEASE                                                                                                                                                         Exhibit 99

CONTACT:       STEVEN G. ROGERS

                                 PRESIDENT & CHIEF EXECUTIVE OFFICER

                            MANDY M. POPE

                                 INTERIM CHIEF FINANCIAL OFFICER

                                 (601) 948-4091

PARKWAY PROPERTIES ANNOUNCES PROMOTIONS

JACKSON, MISSISSIPPI - April 29, 2010 - Parkway Properties, Inc. (NYSE:PKY) is pleased to announce the following management team appointments and promotions.  Richard G. Hickson will become Executive Vice President and Chief Financial Officer effective May 1, 2010.  Richard has been with Parkway Properties since 2004, and most recently served as Senior Vice President, Senior Asset Manager and Fund Manager, based out of the Company's regional office in Atlanta.  While at Parkway, he has progressed through a number of increasingly senior roles in investments, asset management and operations.  In addition to his experience with the Company, Richard possesses a strong academic background, having earned a Master of Business Administration from the University of Virginia Darden School of Business.  Prior to joining Parkway Properties, he worked in real estate investment banking with First Union Securities (now a part of Eastdil Secured) in Richmond, Virginia.  He also served as an associate in the investment banking department of Lehman Brothers Inc. in New York, New York.

As Fund and Asset Manager, Richard has gained high respect within Parkway.  He possesses significant leadership experience within the Company, knows the office real estate business well and has interfaced with institutional investors.  From a cultural perspective, he fits well with the senior management team at Parkway.  Richard and his family will be moving to Jackson in the near future.

Mandy M. Pope, who has served as Executive Vice President, Interim Chief Financial Officer and Chief Accounting Officer since February 5, 2010, will continue as Executive Vice President and Chief Accounting Officer and will take on additional responsibilities with Investor Relations and Corporate Governance effective May 1, 2010.  Mandy brings nearly 20 years of accounting experience and 13 years of service at Parkway in various roles within the accounting and finance team, including Senior Vice President and Controller from 2003 to 2010.  Mandy's leadership and winning attitude have served as a standard bearer of the Company's culture.  She has received numerous awards and recognitions and is widely respected within the Company and industry.

            These appointments come after a national benchmarking search, led by Ferguson Partners, to fill the Chief Financial Officer position.  The field of candidates included highly qualified internal and external candidates.

            Steven G. Rogers, President and Chief Executive Officer stated, "I am very pleased with the strength and stability that Mandy and Richard bring to the accounting and finance team at Parkway.  I have worked with both for many years and know their strong work ethic, business acumen, leadership skills and ability to work well in a team environment on a first-hand basis.  We are fortunate to have a deep bench of highly qualified professionals who are eager to take on additional responsibilities."

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            Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 64 office properties located in 11 states with an aggregate of approximately 13.2 million square feet of leasable space as of April 29, 2010.  Included in the portfolio are 21 properties totaling 3.9 million square feet that are owned jointly with other investors, representing 29.3% of the portfolio. Fee-based real estate services are offered through the Company's wholly-owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 2.8 million square feet for third-party owners at April 29, 2010.

            Parkway Properties, Inc.'s press releases and additional information about the Company are available on the World Wide Web at www.pky.com. END